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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: February 1, 1994
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*        2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                   quiring Statement
  DOOLITTLE,       ANN MARIE                       (Month/Day/Year)       QUALMARK CORPORATION QMRK
------------------------------------------------       10/4/96           ----------------------------------------------------------
    (Last)          (First)          (Middle)                          5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                ----------------------    to Issuer (Check all applicable)       of Original
                                                3. IRS or Social Se-      Director           10% Owner           (Month/Day/Year)
                                                    curity Number of   ----               ----
1329 W. 121ST AVENUE                                Reporting Person       Officer (give     Other (specify  --------------------
-------------------------------------------------   (Voluntary)         X  title below)      below)          7.  Individual or
                    (Street)                                           ----               ----                   Joint/Group Filing
                                                                                                                 (Check Applicable
                                                                        VICE PRESIDENT - GENERAL MANAGER         Line)
                                                                        ARTC SERVICES                            Form filed by One
                                                                        ---------------------------------        Reporting Person
                                                                                                              ---
                                                                                                                 Form filed by
                                                                                                                 More than One
                                                                                                                 Reporting Person
    DENVER,           CO               80234                                                                  ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                             2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                       Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                    (Instr. 4)                    (D) or Indirect
                                                                                  (I)  (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-96)
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security   2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                        cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                     Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                     Date                                               Price of     Deriv-      (Instr. 5)
                                    (Month/Day/                                         Deri-        ative
                                     Year)                                              vative       Security:
                                  --------------------------------------------------    Security     Direct
                                                                              Amount                   (D) or
                                    Date        Expir-                        of                       Indirect
                                    Exer-       ation         Title           Number                   (I)
                                    cisable     Date                          of
                                                                              Shares                   (Instr. 5)
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INCENTIVE STOCK OPTION (RIGHT TO
 BUY)                               1/1/94      1/1/01       COMMON STOCK     3,722       $2.00        D
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INCENTIVE STOCK OPTION (RIGHT TO
 BUY)                               2/1/95(1)   2/1/01       COMMON STOCK     1,500       $2.00        D
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INCENTIVE STOCK OPTION (RIGHT TO
 BUY)                               4/7/94      4/7/01       COMMON STOCK     3,005       $2.00        D
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INCENTIVE STOCK OPTION (RIGHT TO
 BUY)                               1/1/96(2)   1/1/02       COMMON STOCK     4,500       $2.13        D
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INCENTIVE STOCK OPTION (RIGHT TO
 BUY)                               11/1/96(3)  11/1/02      COMMON STOCK    15,000       $2.13        D
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INCENTIVE STOCK OPTION (RIGHT TO
 BUY)                               11/1/97(4)  1/1/03       COMMON STOCK     5,000       $3.25         D
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INCENTIVE STOCK OPTION (RIGHT TO
 BUY)                               10/4/97(5)  10/4/03      COMMON STOCK     5,000       $3.94         D
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Explanation of Responses:

(1)   Options become exercisable 25% per year beginning 2/1/95.
(2)   Options become exercisable 25% per year beginning 1/1/96.
(3)   Options become exercisable 25% per year beginning 11/1/96.
(4)   Options become exercisable 25% per year beginning 1/1/97.
(5)   Options become exercisable 25% per year beginning 10/4/97.

                                                                              /s/ ANN MARIE DOOLITTLE           OCTOBER 15, 1996
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-96)
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